Prospectus Supplement
John Hancock CQS Multi Asset Credit Fund (the Trust or fund)
Supplement dated June 26, 2026 to the current Prospectus, as may be supplemented (the Prospectus)
At its meeting held on June 22, 2026, the Board of Trustees of the Trust (the Board) approved the closing and liquidation of the fund pursuant to a Plan of Liquidation approved by the Board. The Board determined that the continuation of the fund is not in the best interests of the fund or its shareholders as a result of factors adversely affecting the fund’s ability to conduct its business and operations in an economically viable manner. The fund will not accept orders to purchase shares of the fund from new or existing investors beginning on or about June 23, 2026 except that automatic reinvestment of distributions will be permitted. On or about September 30, 2026 (the Liquidation Date), the fund will distribute pro rata all of its assets to its shareholders, and all outstanding shares will be redeemed and cancelled as of the close of business on the Liquidation Date.
You should read this supplement in conjunction with the Prospectus and retain it for your future reference.
Manulife, Manulife Investments, Stylized M Design, and Manulife Investments & Stylized M Design are trademarks of The Manufacturers Life Insurance Company and John Hancock, and the Stylized John Hancock Design are trademarks of John Hancock Life Insurance Company (U.S.A.). Each are used by it and by its affiliates under license.

Statement of Additional Information Supplement
John Hancock CQS Multi Asset Credit Fund (the Trust or fund)
Supplement dated June 26, 2026 to the current Statement of Additional Information, as may be supplemented (the SAI)
At its meeting held on June 22, 2026, the Board of Trustees of the Trust (the Board) approved the closing and liquidation of the fund pursuant to a Plan of Liquidation approved by the Board. The Board determined that the continuation of the fund is not in the best interests of the fund or its shareholders as a result of factors adversely affecting the fund’s ability to conduct its business and operations in an economically viable manner. The fund will not accept orders to purchase shares of the fund from new or existing investors beginning on or about June 23, 2026 except that automatic reinvestment of distributions will be permitted. On or about September 30, 2026 (the Liquidation Date), the fund will distribute pro rata all of its assets to its shareholders, and all outstanding shares will be redeemed and cancelled as of the close of business on the Liquidation Date.
You should read this supplement in conjunction with the SAI and retain it for your future reference.
Manulife, Manulife Investments, Stylized M Design, and Manulife Investments & Stylized M Design are trademarks of The Manufacturers Life Insurance Company and John Hancock, and the Stylized John Hancock Design are trademarks of John Hancock Life Insurance Company (U.S.A.). Each are used by it and by its affiliates under license.